Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A ordinary shares, par value $0.025 per share, of TIAN RUIXIANG Holdings Ltd., shall be filed on behalf of the undersigned.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 20, 2024.

Yuefu Company Limited

By:	/s/ Hua Pang
Name:	Hua Pang
Title:	Director

Hua Pang

By:	/s/ Hua Pang
Name:	Hua Pang